NEWS RELEASE

# R – October 19, 2007	Contact:	Roger Schrum
+843/339-6018
roger.schrum@sonoco.com
Sonoco Reports Third Quarter 2007 Financial Results
Hartsville, S.C. — Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported third quarter 2007 earnings of $.63 per diluted share, compared with $.60 per diluted share reported in the third quarter of 2006. Results for the third quarter of 2007 benefited from a significantly lower effective tax rate, partially offset by restructuring and asset impairment charges.
Base earnings for the third quarter of 2007 were $.64 per diluted share, compared with the $.61 per diluted share reported in the same period in 2006. Base earnings is a non-GAAP financial measure that excludes restructuring charges, asset impairment charges, environmental charges, and certain other non-recurring or infrequent and unusual items, as applicable. After-tax restructuring, asset impairment and environmental charges totaling $.13 per diluted share were excluded from base earnings in the 2007 quarter, while 2006 base earnings excluded $.01 per diluted share of restructuring charges. Also excluded from third quarter 2007 base earnings was a $.12 per diluted share income tax benefit related to unusual items which are not expected to recur. Third quarter 2007 base earnings had an effective tax rate of 20.9 percent, compared with 28.7 percent in 2006. Additional information about base earnings and base earnings per share along with reconciliations to the most closely applicable GAAP financial measure is provided later in this release.
“Third quarter base earnings exceeded the high end of our revised guidance due to the lower than expected effective tax rate,” said Harris E. DeLoach, Jr., chairman, president and chief executive officer. “Results from operations were in line with our revised projections and reflected slightly lower year-over-year volumes stemming from slowing activity in most of our served markets and higher raw material and other costs.”
Net sales for the third quarter of 2007 were $1.03 billion, up 11 percent, compared with the $932 million reported in the same period in 2006. “The improvement in sales during the third quarter was the result of acquisitions in our Consumer Packaging and Tubes and Cores/Paper segments, the favorable impact of foreign currency rates and higher selling prices aimed at recovering higher raw material costs,” said DeLoach. “Slightly lower overall volumes in Consumer Packaging and Tubes and Cores/Paper segments, which were more notable in North America, partially offset these gains.”
Net income for the third quarter of 2007 was $64.5 million, an increase of 6 percent compared with $61.1 million for the same period in 2006. Third quarter 2007 results benefited significantly from a lower effective tax rate driven primarily by the release of reserves upon expiration of their related statutory assessment periods. This benefit was partially offset by $12.1 million in after-tax restructuring and asset impairment charges and an additional environmental reserve. These charges consisted primarily of asset impairment at the Company’s metal ends plant in Brazil and rigid plastics plant in Wisconsin and costs related to previously initiated
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com

Sonoco Reports 2007 Third Quarter Financial Results — page 2 restructuring activities. In the third quarter of 2006, after-tax restructuring charges totaled approximately $.6 million.
Base earnings for the quarter increased to $64.8 million compared with $61.7 million in the prior year period. Current quarter base earnings reflect the benefit of a lower effective tax rate, as mentioned above.
“While the Company realized productivity improvements in many of our businesses and benefited from the impact of acquisitions, the year-over-year improvement in base earnings was primarily attributable to the lower effective tax rate,” said DeLoach. “Partially offsetting these favorable factors were the slight declines in volumes, an unfavorable shift in the mix of certain business and a negative selling price/material cost relationship resulting from higher raw material costs, primarily in old corrugated containers (OCC).”
Cash generated from operations for the third quarter of 2007 was $131 million, compared with $166 million for the same period in 2006. The decrease was due primarily to a smaller quarterly improvement in overall working capital. “Our working capital program continues to deliver benefits and is on track to meet our goals for the year, following the significant improvement realized last year,” added DeLoach. Capital expenditures and cash dividends totaled $49.4 million and $26.4 million, respectively, in the third quarter of 2007. In addition, Sonoco repurchased 1.5 million shares of common stock in August 2007 for approximately $51.4 million. Effective October 15, 2007, Sonoco’s Board of Directors increased the standing authorization to buy back the Company’s common stock to a total of five million shares.
For the nine-month period ending September 30, 2007, net sales increased 12 percent to $2.98 billion, compared with $2.67 billion in the same period in 2006. Net income for the nine-month period of 2007 was $160 million ($1.56 per diluted share), compared with $155.6 million ($1.54 per diluted share) in the same period of 2006. As a result of the Company’s accounting calendar, the nine-month period of 2007 included six more days than the same period in 2006. Year-to-date 2007 earnings were negatively impacted by after-tax asset impairment and restructuring-related charges of $19.1 million ($.20 per diluted share) and $12.4 million ($.12 per diluted share) resulting from an increase in the environmental reserve at a subsidiary’s paper operation. These unfavorable factors were partially offset by the recovery from a third party of $5.5 million ($.04 per diluted share) in certain benefit costs and by a lower effective tax rate. Year-to-date earnings in 2006 included $3.5 million ($.03 per diluted share) of restructuring charges.
Base earnings were $179.7 million ($1.76 per diluted share) in the first nine months of 2007, up 13 percent, compared with $159.1 million ($1.57 per diluted share) in the same period of 2006. This increase in base earnings was due to productivity improvements, a slightly favorable selling price/material cost relationship, acquisitions and a lower effective tax rate primarily resulting from the third quarter release of tax reserves. Partially offsetting these improvements was the impact of inflation on energy, freight and labor costs.
For the nine-month period ending September 30, 2007, cash generated from operations was $258 million, compared with $324 million in the same period in 2006. Capital expenditures and cash dividends totaled $135.3 million and $76.6 million, respectively for the 2007 nine-month period. Additionally, the Company repurchased a total of three million shares of Sonoco common stock for $108.1 million during February and August of 2007. Cash used for acquisitions totaled $215 million, primarily associated with the purchase of Matrix Packaging, Inc.
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Sonoco Reports 2007 Third Quarter Financial Results — page 3
Overview and Full-Year Outlook
“We remain cautious about the remainder of 2007 as we continue to believe that general economic conditions will remain challenging, especially in North America. As a result we are taking actions to improve our operations and streamline our cost structure even more,” said DeLoach. “We are raising our full-year guidance to $2.28 to $2.31 to reflect the favorable effect of the third quarter tax adjustments and expect fourth quarter base earnings to be in the range of $.52 to $.55 per diluted share.” The guidance assumes an effective tax rate of approximately 34 percent in the fourth quarter. In addition, the fourth quarter will have six fewer days than last year’s fourth quarter.
Segment Review
The Company uses a non-GAAP financial measure when discussing the operational results of its segments. Base Operating Profit at the segment level is defined as the segments’ portion of consolidated Income Before Income Taxes, excluding restructuring charges, impairment charges, environmental charges, net interest expense and certain non-recurring or infrequent and unusual items. A reconciliation of Base Operating Profit for the Company’s three reportable segments and All Other Sonoco to GAAP Income Before Income Taxes is provided later in this release.
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products: round and shaped rigid packaging (both composite and plastic); printed flexible packaging; and metal and peelable membrane ends and closures.
Third quarter 2007 sales for the Consumer Packaging segment increased 12 percent to $369 million, compared with $329 million in the third quarter of 2006. Base operating profit for this segment was $23.7 million in the third quarter of 2007, compared with $28.0 million in the same period in 2006.
Sales in the Consumer Packaging segment were up year-over-year in the third quarter due to acquisitions and the favorable impact of foreign currency translation, partially offset by slight volume declines in rigid paper containers, flexible packaging, and ends and closures. Price declines in flexible packaging, resulting from recent bids and competitive pressure, had a negative impact on sales in the segment, but were mostly offset by increased prices in rigid packaging and ends and closures. Base operating profit declined in the third quarter due to the reduced volumes and a negative price/cost relationship in flexible packaging and rigid paper containers, and a legal settlement of a product claim. Partially offsetting these negative items were productivity improvements and the impact of acquisitions.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, recovered paper and other recycled materials.
Third quarter 2007 sales for the Tubes and Cores/Paper segment were $434 million, up 12 percent, compared with $387 million in the same period in 2006. Third quarter base operating profit for this segment increased to $43.4 million, compared with $42.8 million in the same period in 2006.
Sales rose on higher selling prices, acquisitions and the favorable impact of foreign currency translation. Base operating profit benefited from productivity improvements and acquisitions, partially offset by volume declines, primarily in North American tubes and cores, an unfavorable shift in the mix of certain businesses and higher raw material costs.
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Sonoco Reports 2007 Third Quarter Financial Results — page 4
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; brand artwork management; and supply chain management services including contract packing, fulfillment and scalable service centers.
Third quarter 2007 sales for the Packaging Services segment increased 9 percent to $132 million, compared with $122 million in the same period in 2006. Base operating profit for this segment was $10.9 million, up 16 percent, over the $9.4 million earned in the third quarter of 2006.
Sales in the Packaging Services segment benefited from higher volume in both point-of-purchase displays and service center operations along with the impact of favorable foreign currency translation. Base operating profit for the third quarter increased due to volume and productivity improvements, partially offset by lower sales prices for point-of-purchase displays, related to the outcome of recent bidding activity.
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and include the following products: wooden, metal and composite wire and cable reels, molded and extruded plastics, custom-designed protective packaging and paper amenities such as coasters and glass covers.
Third quarter 2007 sales in All Other Sonoco were $94 million, just slightly better than the $93 million reported in the same period in 2006. Base operating profit for the third quarter was $13.5 million, up 7 percent, compared with $12.6 million reported in the same period in 2006.
Sales in All Other Sonoco were up slightly during the third quarter as a result of higher selling prices and favorable foreign currency rates which were largely offset by modestly lower volume in wire and cable reels and molded and extruded plastics. Base operating profit in All Other Sonoco increased due to productivity improvements and a positive price/cost relationship, partially offset by increased operating costs.
Corporate
Depreciation and amortization expense for the third quarter of 2007 was $48.1 million, compared with $44.3 million in the same period in 2006. Net interest expense for the third quarter of 2007 increased to $14.1 million, compared with $10.7 million during the same period in 2006. The increase was due to higher debt levels and, to a lesser extent, higher effective interest rates for commercial paper during the second half of the quarter.
Rather than income tax expense, the Company reported a net income tax benefit of $2.0 million for the third quarter of 2007 primarily due to the release of reserves as discussed previously. Year-to-date, the Company’s effective tax rate was 20.8 percent compared with 31.2 percent in the same period in 2006. The year-over-year decrease in the effective tax rate was due primarily to the release of tax reserves and improved international results.
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Sonoco Reports 2007 Third Quarter Financial Results — page 5
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Friday, October 19, 2007, at 11 a.m. Eastern time, to review third quarter 2007 financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Latest News” section. A telephonic replay of the call will be available starting at 2 p.m. Eastern time to U.S. callers at 877/660-6853 and international callers at +201/612-7415. The replay passcode for both U.S. and international calls is account number 286 and conference ID number 256043. The archived telephone call will be available through October 29, 2007. The call also will be archived on the Investor Information section of Sonoco’s Web site through February 1, 2008.
About Sonoco
Founded in 1899, Sonoco is a $3.7 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 330 operations in 35 countries, serving customers in some 85 nations. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases and producing improvements in earnings.
These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;
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Sonoco Reports 2007 Third Quarter Financial Results — page 6
•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	currency stability and the rate of growth in foreign markets;

•	use of financial instruments to hedge foreign currency, interest rate and commodity price risk;

•	liability for and anticipated costs of environmental remediation;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web sites by reference into this release.
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in the press release reflects the Company’s “as reported” results adjusted to exclude certain amounts related to the Company’s restructuring initiatives and certain non-recurring or infrequent and unusual expenses. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings,” “Base Earnings per Diluted Share” and “Base Operating Profit.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Accordingly, Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
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Sonoco Reports 2007 Third Quarter Financial Results — page 7
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information that includes the impact of restructuring charges and certain unusual items, and the non-GAAP measures that exclude them. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed below.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,	September 24,	September 30,	September 24,
	2007	2006	2007	2006
Sales	$1,029,764	$931,522	$2,979,874	$2,667,301
Cost of sales	842,485	749,954	2,417,357	2,155,531
Selling, general and administrative expenses	96,881	88,777	306,390	258,777
Restructuring/Asset Impairment Charges	17,401	1,064	27,496	5,983

Income before interest and taxes	$72,997	$91,727	$228,631	$247,010
Interest expense	16,188	12,542	45,261	38,659
Interest income	(2,134)	(1,801)	(6,959)	(4,548)

Income before income taxes	58,943	80,986	190,329	212,899
Provision for income taxes	(2,029)	23,191	39,541	66,487

Income before equity in earnings of affiliates/ minority interest in subsidiaries	60,972	57,795	150,788	146,412
Equity in earnings of affiliates/minority interest in subsidiaries	3,561	3,296	9,200	9,165

Net income	$64,533	$61,091	$159,988	$155,577

Average shares outstanding — diluted	101,859	101,011	102,243	101,176

Diluted earnings per share	$0.63	$0.60	$1.56	$1.54

Dividends per common share	$0.26	$0.24	$0.76	$0.71

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,	September 24,	September 30,	September 24,
	2007	2006	2007	2006
Net Sales
Consumer Packaging	$369,472	$328,649	$1,051,178	$954,488
Tubes and Cores/Paper	433,686	387,477	1,268,300	1,112,626
Packaging Services	132,445	122,014	377,787	325,579
All Other Sonoco	94,161	93,382	282,609	274,608

Consolidated	$1,029,764	$931,522	$2,979,874	$2,667,301

Income Before Income Taxes:
Consumer Packaging — Operating Profit	$23,696	$27,998	$75,781	$80,154
Tubes and Cores/Paper — Operating Profit	42,339	42,817	106,036	107,557
Packaging Services — Operating Profit	10,924	9,424	33,869	27,122
All Other Sonoco — Operating Profit	13,439	12,552	40,441	38,160
Restructuring/Asset Impairment Charges	(17,401)	(1,064)	(27,496)	(5,983)
Interest, net	(14,054)	(10,741)	(38,302)	(34,111)

Consolidated	$58,943	$80,986	$190,329	$212,899

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	September 30,	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$80,854	$86,498
Trade accounts receivable	549,385	459,022
Other receivables	36,619	33,287
Inventories	338,776	303,848
Prepaid expenses and deferred taxes	107,393	60,143

	1,113,027	942,798
Property, plant and equipment, net	1,096,047	1,019,594
Goodwill	817,878	667,288
Other intangible assets	141,575	95,885
Other assets	192,301	191,113

	$3,360,828	$2,916,678

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$675,001	$601,243
Notes payable and current portion of long-term debt	59,269	51,903
Accrued taxes	8,386	6,678

	$742,656	$659,824
Long-term debt	916,275	712,089
Pension and other postretirement benefits	226,142	209,363
Deferred income taxes and other	142,453	116,334
Shareholders’ equity	1,333,302	1,219,068

	$3,360,828	$2,916,678

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in the press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges and certain non-recurring or infrequent and unusual items. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings”, “Base Earnings per Diluted Share” and “Base Operating Profit.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Accordingly, Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information that includes the impact of restructuring and asset impairment charges, other non-recurring or infrequent and unusual items, and the non-GAAP measures that exclude them. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed below.

Reconciliation of GAAP1 to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)

Base Earnings Per Diluted Share[2]	THREE MONTHS ENDED
	September 30,	September 24,
(Unaudited)	2007	2006

Diluted Earnings Per Share, as reported (GAAP)	$0.63	$0.60
Adjusted for:
Restructuring charges, net of tax [4]	0.02	0.01
Asset Impairment, net of tax	0.10
Environmental reserve, net of tax	0.01
Release of tax reserves	(0.12)	—

Base Earnings Per Share (Non-GAAP)	$0.64	$0.61

	NINE MONTHS ENDED
	September 30,	September 24,
(Unaudited)	2007	2006

Diluted Earnings Per Share, as reported (GAAP)	$1.56	$1.54
Adjusted for:
Restructuring charges, net of tax [4]	0.10	0.03
Asset Impairment, net of tax	0.10
Environmental reserve, net of tax	0.12
Release of tax reserves	(0.12)	—

Base Earnings Per Share (Non-GAAP)	$1.76	$1.57

Base Earnings[3]	THREE MONTHS ENDED
	September 30,	September 24,
(Unaudited)	2007	2006

Net Income, as reported (GAAP)	$64.5	$61.1
Adjusted for:
Restructuring charges, net of tax [4]	1.6	0.6
Asset Impairment, net of tax	9.9
Environmental reserve, net of tax	0.6
Release of tax reserves	(11.8)	—

Base Earnings (Non-GAAP)	$64.8	$61.7

	NINE MONTHS ENDED
	September 30,	September 24,
(Unaudited)	2007	2006

Net Income, as reported (GAAP)	$160.0	$155.6
Adjusted for:
Restructuring charges, net of tax [4]	9.2	3.5
Asset Impairment, net of tax	9.9
Environmental reserve, net of tax	12.4
Release of tax reserves	(11.8)	—

Base Earnings (Non-GAAP)	$179.7	$159.1

Base Operating Profit[5]	Three Months Ended
	September 30,	September 24,
(Unaudited)	2007	2006

Consumer Packaging — Base Operating Profit	$23.7	$28.0
Tubes and Cores/Paper — Base Operating Profit	43.4	42.8
Packaging Services — Base Operating Profit	10.9	9.4
All Other Sonoco — Base Operating Profit	13.5	12.6

Base Operating Profit	91.5	92.8

Restructuring charges [4]	(2.3)	(1.1)
Asset Impairment	(15.1)
Environmental reserve	(1.1)	—
Interest, net	(14.1)	(10.7)

Income before income taxes (GAAP)	$58.9	$81.0

	NINE MONTHS ENDED
	September 30,	September 24,
(Unaudited)	2007	2006

Consumer Packaging — Base Operating Profit	$75.8	$80.1
Tubes and Cores/Paper — Base Operating Profit	127.1	107.6
Packaging Services — Base Operating Profit	33.9	27.1
All Other Sonoco — Base Operating Profit	40.4	38.2

Base Operating Profit	$277.2	$253.0

Restructuring charges [4]	(12.4)	(6.0)
Asset Impairment	(15.1)
Environmental reserve	(21.1)	—
Interest, net	(38.3)	(34.1)

Income before income taxes (GAAP)	$190.3	$212.9

1Generally Accepted Accounting Principles
2 Base Earnings Per Diluted Share is a non-GAAP financial measure of diluted earnings per share which excludes the impact of restructuring and asset impairment charges and certain other non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.
3Base Earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring and asset impairment charges and certain other non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.
4 Restructuring charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Accordingly, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.
5Base Operating Profit is a non-GAAP financial measure of income before taxes, which excludes net interest expense, the impact of restructuring and asset impairment charges and certain other non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.